Exhibit 99.1

NEWS RELEASE

NETGEAR® REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

SMB Growth of 8.6% year over year for the fourth quarter; 27.0% for the full year

Reached 584,000 Paid Subscribers for 33.6% Growth Year over Year

Releases World’s First Quadband WiFi 6E Mesh System

SAN JOSE, California – February 2, 2022 - NETGEAR, Inc. (NASDAQ: NTGR), a global networking company that delivers innovative networking and Internet connected products to consumers and businesses, today reported financial results for the fourth quarter and full year ended December 31, 2021.

•	Fourth quarter 2021 net revenue of $251.2 million, a decrease of 31.6% from the comparable prior year quarter.
•	Fourth quarter 2021 GAAP operating income of $0.9 million, or 0.3% of net revenue, as compared to $33.8 million, or 9.2% of net revenue, in the comparable prior year quarter.
◦	Fourth quarter 2021 non-GAAP operating income of $6.9 million, or 2.7% of net revenue, as compared to $40.3 million, or 11.0% of net revenue, in the comparable prior year quarter.
•	Fourth quarter 2021 GAAP net loss per diluted share of $0.03, as compared to net income per diluted share of $0.99 in the comparable prior year quarter.
◦	Fourth quarter 2021 non-GAAP net income per diluted share of $0.27, as compared to $0.99 in the comparable prior year quarter.
•	Fiscal 2021 net revenue of $1.17 billion, a decrease of 6.9% from the prior year.
•	Fiscal 2021 GAAP operating income of $66.6 million, or 5.7% of net revenue, as compared to $75.5 million, or 6.0% of net revenue, in the prior year.
◦	Fiscal 2021 non-GAAP operating income of $95.1 million, or 8.1% of net revenue, as compared to $110.8 million, or 8.8% of net revenue in the prior year.
•	Fiscal 2021 GAAP net income per diluted share of $1.59, as compared to $1.90 in the prior year.
◦	Fiscal 2021 non-GAAP net income per diluted share of $2.44, as compared to $2.88 in the prior year.

The accompanying schedules provide a reconciliation of financial measures computed on a GAAP basis to financial measures computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, “Our team continued to execute through a challenging supply environment to deliver fourth quarter revenue of $251.2 million, and non-GAAP operating margin of 2.7%, both within our guidance. The team delivered Q4 year over year revenue growth of 8.6% for SMB products, which contributed to growth of 27% for the full year, despite significant supply challenges that limited our ability to fully meet continued strong SMB demand. On the CHP side of the business, we successfully completed our efforts to optimize channel inventory in the fourth quarter and we are pleased to share that we saw the U.S. consumer WiFi market remain stable at 15% above 2019 levels.”

Mr. Lo continued, “In the fourth quarter, our CHP business took another step forward in our core long-term strategy of focusing on the premium, higher-margin segments of the market, where we demonstrate highly differentiated technology leadership. Our recently released $1,500 Quadband WiFi 6E Orbi has been met with great reception from both customers and industry experts alike. Additionally, accelerated momentum in Pro AV switching and WiFi 6 cloud managed mesh wireless access points fuels our confidence in the long-term growth potential of the SMB business. We also made progress in building out our paid service offerings in the fourth quarter, as consumers increasingly look to secure their home office environments and intelligently manage their devices. I’m pleased to share that we ended the year at 584,000 paid subscribers. We remain confident that we will reach 750,000 paid subscribers by the end of 2022, as our subscriber base grows in tandem with our increased penetration into the premium segment of the market.”

Bryan Murray, Chief Financial Officer of NETGEAR, added, “During the fourth quarter of 2021, we repurchased approximately 539,000 shares of common stock for $17.5 million. Preserving strong liquidity and generating cash remain paramount as the pandemic continues into 2022, and we plan to continue to opportunistically repurchase shares in future quarters.”

Business Outlook

Mr. Murray continued, “The U.S. consumer WiFi market seems to have stabilized and, with the material efforts to optimize our retail channel partners’ inventory levels in Q4 2021 completed, we expect the normal decline of our first quarter CHP revenue from the retail channels versus the fourth quarter of the prior year to be muted. Normal seasonality of the retail portion of the CHP business is expected to resume from the second quarter onwards. Due to the lumpy nature of our service provider business, we expect first quarter revenue from this channel will be approximately $20 million, below our normal $35 million a quarter run rate. In addition, revenue for our SMB business will continue to face supply constraints, limiting our ability to achieve its full topline potential. Together, these factors lead us to expect our first quarter net revenue to be in the range of $225 million to $240 million. We continue to face a number of near-term headwinds, starting with elongated transit times due to numerous disruptions on the logistics front. We are also expecting that sea transportation costs will remain significantly elevated through the first half of 2022 and we will continue to spend on air transportation to maximize supply for our SMB products. Additionally, the impact of higher component costs will take full effect. We are selectively increasing prices to offset higher sea transportation and component costs over time starting in the first quarter, but the margin benefit of these price increases will increase as the year progresses. As a result of these factors, plus reduced leverage from our topline, our GAAP operating margin for the first quarter is expected to be in the range of (1.5)% to (0.5)%, and non-GAAP operating margin is expected to be in the range of 1.0% to 2.0%. Our GAAP tax rate is expected to be approximately (29.0)%, and our non-GAAP tax rate is expected to be 29.0% for the first quarter of 2022. We remain hopeful that sea transportation costs will ease and our SMB supply will improve in the second half of the year, thus creating a much more favorable environment for our top and bottom lines. While we are confident in our ability to provide guidance at this time, we do so with the caveat that considerable uncertainty remains in the market due to the COVID-19 pandemic and supply chain conditions continuing to remain challenged and, should unforeseen events occur, in particular challenges related to closure of our manufacturing partners operations, increased transportation delays into any of our regional distribution centers, or greater than expected freight or component costs, our actual results could differ from the foregoing guidance.”

A reconciliation between the Business Outlook on a GAAP and non-GAAP basis is provided in the following table:

	Three months ending
	April 3, 2022
	Operating Margin Rate	Tax Rate

GAAP	(1.5)% - (0.5)%	(29.0)%
Estimated adjustments for[1]:
Stock-based compensation expense	2.4%	-
Amortization of intangibles	0.1%	-
Non-GAAP tax adjustments	-	58.0%
Non-GAAP	1.0% - 2.0%	29.0%

1 Business outlook does not include estimates for any currently unknown income and expense items which, by their nature, could arise late in a quarter, including: litigation reserves, net; acquisition-related charges; impairment charges; restructuring and other charges and discrete tax benefits or detriments that cannot be forecasted (e.g., windfalls or shortfalls from equity awards or items related to the resolution of uncertain tax positions). New material income and expense items such as these could have a significant effect on our guidance and future GAAP results.

Investor Conference Call / Webcast Details

NETGEAR will review the fourth quarter and full year results and discuss management's expectations for the first quarter of 2022 today, Wednesday, February 2, 2022 at 5 p.m. ET (2 p.m. PT). The toll free dial-in number for the live audio call is (888) 660-6468. The international dial-in number for the live audio call is (929) 201-5709. The conference ID for the call is 1030183. A live webcast of the conference call will be available on NETGEAR's

Investor Relations website at http://investor.netgear.com. A replay of the call will be available via the web at http://investor.netgear.com.

About NETGEAR, Inc.

For more than 25 years, NETGEAR® (NASDAQ: NTGR) has been the innovative leader in connecting the world to the internet with advanced networking technologies for homes, businesses and service providers around the world. As staying connected has become more important than ever, NETGEAR delivers award-winning network solutions for remote work, distance learning, ultra high def streaming, online game play and more. To enable people to collaborate and connect to a world of information and entertainment, NETGEAR is dedicated to providing a range of connected solutions. From ultra-premium Orbi Mesh WiFi systems and high performance Nighthawk routers, to high-speed cable modems and 5G mobile wireless products to cloud-based subscription services for network management and security, to smart networking products and Video over Ethernet for Pro AV applications, NETGEAR keeps you connected. NETGEAR is headquartered in San Jose, California. Learn more on the NETGEAR Investor Page or by calling (408) 907-8000. Connect with NETGEAR: Twitter, Facebook, Instagram, LinkedIn and the NETGEAR blog at NETGEAR.com.

© 2022 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders.  The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Contact:

NETGEAR Investor Relations

Erik Bylin

investors@netgear.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: NETGEAR’s future operating performance and financial condition, including expectations regarding continued profitability and cash generation; expectations regarding continuing market demand for the Company’s products and the Company’s ability to respond to this demand; the Company’s strategic shift to focusing on the premium, higher-margin segments of the market; the timing, distribution, sales momentum and market acceptance of recent and anticipated new product introductions that position the Company for growth and market share gain; expectations regarding supply constraints and inventory management; expectations regarding the ability to participate in promotional activities leading to further market share gains; expectations regarding expected tax rates; expectations regarding changes in seasonality; expectations regarding the impact of higher transportation and component costs and corresponding price increases; expectations regarding changes in transportation costs; and expectations regarding NETGEAR's paid subscriber base growth. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including the following: uncertainty surrounding the duration and impact of the global COVID-19 pandemic, including with respect to the Company’s supply chain and potential disruptions in the Company’s transportation network, including with respect to the Company’s distribution centers; future demand for the Company's products may be lower than anticipated; the Company’s shift in focus to premium products at the expense of lower end products may not prove to be successful; the Company may be unsuccessful, or experience delays, in manufacturing and distributing its new and existing products; consumers may choose not to adopt the Company's new product offerings or adopt competing products; the Company may be unable to continue to grow its number of registered users, its number of registered app users and/or its paid subscriber base; product performance may be adversely affected by real world operating conditions; the Company may fail to manage costs, including the cost of key components, the cost of air freight and ocean freight, and the cost of developing new products and manufacturing and distribution of its existing offerings; the Company may fail to successfully manage channel inventory levels; the Company may fail to successfully continue to effect operating expense savings; changes in the level of NETGEAR's cash resources and the Company's planned usage of such resources, including potential repurchases of the Company’s common stock; changes in the Company's stock price and developments in the business that could increase the Company's cash needs; fluctuations in foreign exchange rates; and the actions and financial health of the Company's customers, including the Company’s ability to collect receivables as they become due. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part II - Item 1A. Risk Factors” in the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 3, 2021, filed with the Securities and Exchange Commission on November 5, 2021. Given these circumstances, you should not place undue reliance on these forward-looking statements. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Non-GAAP Financial Information:

To supplement our unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), we disclose certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, non-GAAP other operating expenses, net, non-GAAP total operating expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP other income (expenses), net, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude adjustments for amortization of intangibles, stock-based compensation expense, change in fair value of contingent consideration, restructuring and other charges, litigation reserves, net, gain/loss on investments, net, and adjust for effects related to non-GAAP tax adjustments. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our operating performance on a period-to-period basis because such items are not, in our view, related to our ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of our on-going operating results;
•	the ability to better identify trends in our underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures our underlying business; and
•	an easier way to compare our operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding them in the reconciliations of these non-GAAP financial measures:

Amortization of intangibles consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. We consider our operating results without these charges when evaluating our ongoing performance and forecasting our earnings trends, and therefore exclude such charges when presenting non-GAAP financial measures. We believe that the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of our competitors.

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options, restricted stock units, performance shares and shares under the employee stock purchase plan granted to employees. We believe that the exclusion of these charges provides for more accurate comparisons of our operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, we believe it is useful to investors to understand the specific impact stock-based compensation expense has on our operating results.

Other items consist of certain items that are the result of either unique or unplanned events, including, when applicable: change in fair value of contingent consideration, restructuring and other charges, litigation reserves, net, and gain/loss on investments, net. It is difficult to predict the occurrence or estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our on-going operations with prior and future periods. The amounts result from events that often arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Therefore, the amounts do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred.

Non-GAAP tax adjustments consist of adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income. We also believe providing financial information with and without the income tax effects relating to our non-GAAP financial measures provides our management and users of the financial statements with better clarity regarding the on-going performance of our business.

Source: NETGEAR-F

-Financial Tables Attached-

NETGEAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of
	December 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$263,772	$346,460
Short-term investments	7,744	6,858
Accounts receivable, net	261,158	337,052
Inventories	315,667	172,112
Prepaid expenses and other current assets	34,752	30,696
Total current assets	883,093	893,178
Property and equipment, net	13,335	16,080
Operating lease right-of-use assets, net	23,176	29,411
Intangibles, net	1,856	3,899
Goodwill	80,721	80,721
Other non-current assets	76,350	82,750
Total assets	$1,078,531	$1,106,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,729	$90,902
Accrued employee compensation	24,704	35,020
Other accrued liabilities	224,584	218,375
Deferred revenue	16,500	13,458
Income taxes payable	1,528	7,318
Total current liabilities	341,045	365,073
Non-current income taxes payable	18,990	19,174
Non-current operating lease liabilities	18,569	25,512
Other non-current liabilities	3,112	6,896
Total liabilities	381,716	416,655
Stockholders’ equity:
Common stock	29	30
Additional paid-in capital	923,228	882,709
Accumulated other comprehensive income (loss)	149	(35)
Accumulated deficit	(226,591)	(193,320)
Total stockholders’ equity	696,815	689,384
Total liabilities and stockholders’ equity	$1,078,531	$1,106,039

NETGEAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and percentage data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	October 3, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net revenue	$251,187	$290,150	$367,073	$1,168,073	$1,255,202
Cost of revenue	176,488	203,309	255,957	802,236	883,050
Gross profit	74,699	86,841	111,116	365,837	372,152
Gross margin	29.7%	29.9%	30.3%	31.3%	29.6%
Operating expenses:
Research and development	23,080	23,472	23,376	92,967	88,788
Sales and marketing	36,230	36,176	40,645	145,961	147,854
General and administrative	14,575	14,056	16,066	59,659	61,148
Other operating expenses (income), net	(37)	222	(2,813)	653	(1,182)
Total operating expenses	73,848	73,926	77,274	299,240	296,608
Income from operations	851	12,915	33,842	66,597	75,544
Operating margin	0.3%	4.5%	9.2%	5.7%	6.0%
Other income (expenses), net	(1,108)	(132)	(363)	(1,093)	(4,741)
Income (loss) before income taxes	(257)	12,783	33,479	65,504	70,803
Provision for income taxes	734	3,199	2,531	16,117	12,510
Net income (loss)	$(991)	$9,584	$30,948	$49,387	$58,293

Net income (loss) per share:
Basic	$(0.03)	$0.32	$1.02	$1.63	$1.95
Diluted	$(0.03)	$0.31	$0.99	$1.59	$1.90

Weighted average shares used to compute net income (loss) per share:
Basic	29,456	30,301	30,331	30,241	29,897
Diluted	29,456	30,798	31,235	31,002	30,640

NETGEAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income	$49,387	$58,293
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,906	18,931
Stock-based compensation	25,995	30,505
Gain/loss on investments, net	1,362	6,222
Change in fair value of contingent consideration	(3,003)	(2,928)
Deferred income taxes	4,498	(9,386)
Provision for excess and obsolete inventory	3,877	7,872
Other	—	74
Changes in assets and liabilities:
Accounts receivable, net	75,894	(59,885)
Inventories	(147,432)	55,505
Prepaid expenses and other assets	(4,127)	4,833
Accounts payable	(16,493)	9,744
Accrued employee compensation	(10,316)	15,718
Other accrued liabilities	4,869	28,194
Deferred revenue	2,978	8,112
Income taxes payable	(5,974)	9,346
Net cash provided by (used in) operating activities	(4,579)	181,150
Cash flows from investing activities:
Purchases of property and equipment	(9,864)	(10,296)
Purchases of long-term investments	(685)	(6,525)
Other	564	(15)
Net cash used in investing activities	(9,985)	(16,836)
Cash flows from financing activities:
Repurchases of common stock	(75,000)	(23,800)
Restricted stock unit withholdings	(7,660)	(5,090)
Proceeds from exercise of stock options	9,620	16,950
Proceeds from issuance of common stock under employee stock purchase plan	4,916	3,878
Net cash used in financing activities	(68,124)	(8,062)
Net increase (decrease) in cash and cash equivalents	(82,688)	156,252
Cash and cash equivalents, at beginning of period	346,460	190,208
Cash and cash equivalents, at end of period	$263,772	$346,460

NETGEAR, INC.

RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

(In thousands, except percentage data)

(Unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended			Twelve Months Ended
	December 31, 2021	October 3, 2021	December 31, 2020	December 31, 2021	December 31, 2020

GAAP gross profit	$74,699	$86,841	$111,116	$365,837	$372,152
GAAP gross margin	29.7%	29.9%	30.3%	31.3%	29.6%
Amortization of intangibles	129	145	178	631	714
Stock-based compensation expense	477	430	962	2,103	4,091
Non-GAAP gross profit	$75,305	$87,416	$112,256	$368,571	$376,957
Non-GAAP gross margin	30.0%	30.1%	30.6%	31.6%	30.0%

GAAP research and development	$23,080	$23,472	$23,376	$92,967	$88,788
Stock-based compensation expense	(1,329)	(1,414)	(1,304)	(5,161)	(5,183)
Non-GAAP research and development	$21,751	$22,058	$22,072	$87,806	$83,605

GAAP sales and marketing	$36,230	$36,176	$40,645	$145,961	$147,854
Amortization of intangibles	—	—	(1,266)	(1,266)	(5,238)
Stock-based compensation expense	(1,887)	(2,008)	(2,038)	(7,628)	(7,634)
Non-GAAP sales and marketing	$34,343	$34,168	$37,341	$137,067	$134,982

GAAP general and administrative	$14,575	$14,056	$16,066	$59,659	$61,148
Stock-based compensation expense	(2,230)	(2,358)	(3,475)	(11,103)	(13,597)
Non-GAAP general and administrative	$12,345	$11,698	$12,591	$48,556	$47,551

GAAP other operating expenses (income), net	$(37)	$222	$(2,813)	$653	$(1,182)
Change in fair value of contingent consideration	—	—	3,204	3,003	2,928
Restructuring and other charges	37	(222)	(391)	(3,341)	(1,702)
Litigation reserves, net	—	—	—	(315)	(44)
Non-GAAP other operating expenses, net	$—	$—	$—	$—	$—

NETGEAR, INC.

RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)

(In thousands, except percentage data)

(Unaudited)

STATEMENT OF OPERATIONS DATA (CONTINUED):

	Three Months Ended			Twelve Months Ended
	December 31, 2021	October 3, 2021	December 31, 2020	December 31, 2021	December 31, 2020

GAAP total operating expenses	$73,848	$73,926	$77,274	$299,240	$296,608
Amortization of intangibles	—	—	(1,266)	(1,266)	(5,238)
Stock-based compensation expense	(5,446)	(5,780)	(6,817)	(23,892)	(26,414)
Change in fair value of contingent consideration	—	—	3,204	3,003	2,928
Restructuring and other charges	37	(222)	(391)	(3,341)	(1,702)
Litigation reserves, net	—	—	—	(315)	(44)
Non-GAAP total operating expenses	$68,439	$67,924	$72,004	$273,429	$266,138

GAAP operating income	$851	$12,915	$33,842	$66,597	$75,544
GAAP operating margin	0.3%	4.5%	9.2%	5.7%	6.0%
Amortization of intangibles	129	145	1,444	1,897	5,952
Stock-based compensation expense	5,923	6,210	7,779	25,995	30,505
Change in fair value of contingent consideration	—	—	(3,204)	(3,003)	(2,928)
Restructuring and other charges	(37)	222	391	3,341	1,702
Litigation reserves, net	—	—	—	315	44
Non-GAAP operating income	$6,866	$19,492	$40,252	$95,142	$110,819
Non-GAAP operating margin	2.7%	6.7%	11.0%	8.1%	8.8%

GAAP other income (expenses), net	$(1,108)	$(132)	$(363)	$(1,093)	$(4,741)
Gain/loss on investments, net	1,188	166	850	1,362	6,222
Non-GAAP other income (expenses), net	$80	$34	$487	$269	$1,481

NETGEAR, INC.

RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)

(In thousands, except per share data)

(Unaudited)

STATEMENT OF OPERATIONS DATA (CONTINUED):

	Three Months Ended			Twelve Months Ended
	December 31, 2021	October 3, 2021	December 31, 2020	December 31, 2021	December 31, 2020

GAAP net income (loss)	$(991)	$9,584	$30,948	$49,387	$58,293
Amortization of intangibles	129	145	1,444	1,897	5,952
Stock-based compensation expense	5,923	6,210	7,779	25,995	30,505
Change in fair value of contingent consideration	—	—	(3,204)	(3,003)	(2,928)
Restructuring and other charges	(37)	222	391	3,341	1,702
Litigation reserves, net	—	—	—	315	44
Gain/loss on investments, net	1,188	166	850	1,362	6,222
Non-GAAP tax adjustments	1,908	(1,026)	(7,246)	(3,505)	(11,447)
Non-GAAP net income	$8,120	$15,301	$30,962	$75,789	$88,343

NET INCOME (LOSS) PER DILUTED SHARE:
GAAP net income (loss) per diluted share	$(0.03)	$0.31	$0.99	$1.59	$1.90
Amortization of intangibles	0.00	0.00	0.05	0.06	0.19
Stock-based compensation expense	0.20	0.20	0.25	0.84	1.00
Change in fair value of contingent consideration	—	—	(0.10)	(0.10)	(0.10)
Restructuring and other charges	(0.00)	0.01	0.01	0.11	0.06
Litigation reserves, net	—	—	—	0.01	0.00
Gain/loss on investments, net	0.04	0.01	0.03	0.04	0.20
Non-GAAP tax adjustments	0.06	(0.03)	(0.24)	(0.11)	(0.37)
Non-GAAP net income per diluted share [1]	$0.27	$0.50	$0.99	$2.44	$2.88

Shares used in computing GAAP net income (loss) per diluted share	29,456	30,798	31,235	31,002	30,640
Shares used in computing non-GAAP net income per diluted share	29,822	30,798	31,235	31,002	30,640

1 The per share reconciliation of GAAP to non-GAAP may not aggregate due to both calculations utilizing a different share basis. The GAAP net loss per diluted share calculation uses a lower share count as it excludes potentially dilutive shares included in the non-GAAP net income per diluted share calculation.

NETGEAR, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands, except per share data, DSO, inventory turns, weeks of channel inventory, headcount and percentage data)

(Unaudited)

	Three Months Ended
	December 31, 2021	October 3, 2021	June 27, 2021	March 28, 2021	December 31, 2020

Cash, cash equivalents and short-term investments	$271,516	$292,195	$335,319	$370,656	$353,318
Cash, cash equivalents and short-term investments per diluted share	$9.10	$9.49	$10.66	$11.65	$11.31

Accounts receivable, net	$261,158	$266,526	$290,598	$312,922	$337,052
Days sales outstanding (DSO)	93	90	86	86	87

Inventories	$315,667	$305,129	$251,764	$215,705	$172,112
Ending inventory turns	2.2	2.7	3.4	3.8	5.9

Weeks of channel inventory:
U.S. retail channel	12.7	14.7	12.9	11.8	8.6
U.S. distribution channel	3.0	3.1	3.4	3.6	4.9
EMEA distribution channel	6.8	6.8	7.8	4.9	5.7
APAC distribution channel	13.4	9.6	11.5	7.6	8.2

Deferred revenue (current and non-current)	$19,600	$18,684	$18,482	$18,116	$16,623

Headcount	771	780	769	775	818
Non-GAAP diluted shares	29,822	30,798	31,464	31,814	31,235

NET REVENUE BY GEOGRAPHY

	Three Months Ended						Twelve Months Ended
	December 31, 2021		October 3, 2021		December 31, 2020		December 31, 2021		December 31, 2020

Americas	$159,419	63%	$195,123	67%	$259,644	71%	$786,326	67%	$897,971	71%
EMEA	50,027	20%	56,940	20%	67,453	18%	229,829	20%	221,665	18%
APAC	41,741	17%	38,087	13%	39,976	11%	151,918	13%	135,566	11%
Total	$251,187	100%	$290,150	100%	$367,073	100%	$1,168,073	100%	$1,255,202	100%

NETGEAR, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

(In thousands)

(Unaudited)

NET REVENUE BY SEGMENT

	Three Months Ended			Twelve Months Ended
	December 31, 2021	October 3, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Connected Home	$174,152	$208,539	$296,126	$853,472	$1,007,545
SMB	77,035	81,611	70,947	314,601	247,657
Total net revenue	$251,187	$290,150	$367,073	$1,168,073	$1,255,202

SERVICE PROVIDER NET REVENUE

	Three Months Ended			Twelve Months Ended
	December 31, 2021	October 3, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Connected Home	$29,697	$41,726	$48,532	$129,052	$192,714
SMB	711	449	770	2,481	3,150
Total service provider net revenue	$30,408	$42,175	$49,302	$131,533	$195,864